Exhibit 5.1

HOWARD RICE NEMEROVSKI CANADY FALK & RABKIN A Professional Corporation	Three Embarcadero Center Seventh Floor San Francisco, CA 94111-4024 Telephone 415.434.1600 Facsimile 415.217.5910 www.howardrice.com

                      November 18, 2004

Digital River, Inc.
9625 W. 76th Street, Suite 150
Eden Prairie, MN 55344

  Re:
  Registration Statement on Form S-3 of Digital River, Inc.

Ladies and Gentlemen:

        This letter is being furnished to you in connection with the Registration Statement on Form S-3 (the "Registration Statement"), including the prospectus that is part of the Registration Statement (the "Prospectus"), filed by Digital River, Inc., a Delaware corporation (the "Company"), on the date hereof with the Securities and Exchange Commission (the "Commission"), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the "Act"), the resale by the holders thereof of up to 311,185 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"). The Common Stock was issued in connection with the acquisition by the Company of BlueHornet Networks, Inc. pursuant to the Agreement and Plan of Merger and Reorganization among the Company, BH Acquisition Corp., BlueHornet Networks, Inc. and the other parties named therein dated October 20, 2004 (the "Merger Agreement").

        In connection with this opinion, we have examined the following documents:

  1.
  The Merger Agreement;

  2.
  The Registration Statement;

  3.
  The Company's Amended and Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on August 14, 1998, as amended by the Certificate of Amendment, filed on September 20, 2000;

  4.
  The Company's Bylaws dated June 8, 1998;

  5.
  Resolutions of the Board of Directors of the Company adopted at a meeting held on October 19, 2004;

  6.
  The minute books of the Company provided to us by certain officers of the Company;

  7.
  The form of stock certificate representing the Common Stock provided to us by certain officers of the Company; and

  8.
  Certificates of public officials, officers of the Company and the Company's transfer agent.

        In rendering the opinion set forth below, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents and that all corporate records of the Company provided to us for review are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the enforceability or effectiveness thereof.

        As to matters of fact material to our opinion, we have relied solely upon our review of the enumerated documents referred to above in this letter. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters or assumptions. In rendering this opinion, we have considered only the Delaware General Corporation Law (including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and express no opinion with respect to choice of law or conflicts of law.

        Based upon the foregoing, and subject to the additional qualifications, limitations and exceptions set forth herein, we are of the opinion that the Common Stock has been validly issued and is fully paid and nonassessable.

        Notwithstanding anything in this letter to the contrary, the opinion set forth above is given only as of the date hereof. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
HOWARD RICE NEMEROVSKI CANADY FALK & RABKIN A Professional Corporation
By:	/s/ MICHAEL J. SULLIVAN
Michael J. Sullivan On Behalf of the Firm

MJS/ecf